Exhibit 99.1

Contact: Heather Ferrante ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Announces Fiscal Year 2010 Results
Carlsbad, CA – May 14, 2010 – ViaSat Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, announced financial results for the fourth quarter and fiscal year 2010. The fiscal fourth quarter results include new contract awards of $262.8 million, revenues of $212.6 million, Adjusted EBITDA of $48.0 million, net income attributable to ViaSat common stockholders of $0.43 per share on a diluted non-GAAP basis or $0.27 per share on a diluted GAAP basis and cash flows from operations of $54.7 million. Financial highlights for the fiscal year include new contract awards of $766.2 million, revenues of $688.1 million, Adjusted EBITDA of $113.8 million, net income attributable to ViaSat common stockholders of $1.55 per share on a diluted non-GAAP basis or $0.89 per share on a diluted GAAP basis, and cash flows from operations of $112.5 million.
     “ViaSat accomplished several important strategic objectives in fiscal year 2010, while still achieving solid financial results,” said Mark Dankberg, ViaSat CEO and chairman. “We acquired and integrated WildBlue Communications under favorable terms – and established a strong financial, operational, and distribution framework for attaining the growth opportunities ViaSat-1 creates upon launch. Our initiatives have been well received in the marketplace, resulting in over $100 million in global orders for Ka-band satellite broadband ground infrastructure and services that are indicative of prospects for sustained growth ahead. The macro competitive landscape continues to afford a meaningful and exciting opportunity for high-quality satellite-delivered broadband services. And we have a number of significant program opportunities in both government and commercial markets that we anticipate will be decided during this next fiscal year.”
Financial Results1

(In millions, except per share data)	Q4 FY10	Q4 FY09	FY 2010	FY 2009
Revenues	$212.6	$165.6	$688.1	$628.2
Net income attributable to ViaSat Inc.	$10.4	$12.1	$31.1	$38.3
Diluted per share net income attributable to ViaSat Inc. common stockholders	$0.27	$0.38	$0.89	$1.20
Non-GAAP net income attributable to ViaSat Inc. [2]	$16.6	$14.6	$54.0	$49.9
Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders [2]	$0.43	$0.46	$1.55	$1.57
Fully diluted weighted average shares	38.4	31.9	34.8	31.9
Adjusted EBITDA[3]	$48.0	$23.2	$113.8	$82.6

New orders/Contract awards	$262.8	$123.9	$766.2	$728.4
Sales backlog	$528.8	$474.6	$528.8	$474.6

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[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2010 ended on July 3, 2009, October 2, 2009, January 1, 2010, and April 2, 2010. Fiscal year 2010 was a 52 week year, compared with a 53 week year in fiscal year 2009. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2009 included an additional week.

[2]	All non-GAAP net income numbers have been adjusted to exclude the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”

[3]	Adjusted EBITDA represents net income (loss) attributable to ViaSat Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock-based compensation expense and acquisition-related expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income Attributable to ViaSat Inc. and Adjusted EBITDA” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
Government Systems Segment
     The Government Systems segment posted quarterly and annual revenues of $100.7 million and $385.2 million, respectively, a 7.6% decrease over the fourth quarter of fiscal year 2009 and a 0.9% decrease over the prior year. The decrease was primarily related to lower sales of information assurance and tactical data link products, offset by higher sales in government satellite communication systems. New contract awards in the Government Systems segment for the fourth quarter and fiscal year 2010 were $111.0 million and $377.3 million, respectively.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $54.4 million for the fourth quarter, basically flat over the fourth quarter of fiscal year 2009. For fiscal year 2010, Commercial Networks segment revenues were $227.1 million, a 1.6% decrease over the prior year. The revenue decrease was primarily due to a reduction in consumer broadband product sales, which was partly due to ViaSat no longer selling equipment to WildBlue following our acquisition of WildBlue, and sales of mobile satellite communication systems, offset by increased sales related to enterprise VSAT networks and antenna systems products. New contract awards in the Commercial Networks segment for the fourth quarter and fiscal year 2010 were $95.6 million and $295.9 million, respectively.
Satellite Services Segment
     The Satellite Services segment contributed revenues of $57.5 million for the fourth quarter, a $55.4 million increase over the same period last year, and $75.8 million for fiscal year 2010, a $67.1 million increase from fiscal year 2009. The revenue increase was primarily related to the acquisition of WildBlue in the third quarter of fiscal year 2010, as well as growth in our mobile broadband satellite services. New contract awards in the
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Satellite Services segment for the fourth quarter and fiscal year 2010 were $56.2 million and $93.0 million, respectively.
     For the fourth quarter of fiscal year 2010, WildBlue subscriber metrics included:
•	Approximately 424,000 total subscribers, comprised of 227,000 wholesale subscribers and 197,000 retail subscribers,

•	Average revenue per subscriber of approximately $41.50, which is a blended rate, and

•	Annualized subscriber churn of approximately 27%.
Selected Fiscal Year 2010 and Recent Business Highlights
•	Completed the acquisition of WildBlue, advancing our entry into the Ka-band satellite broadband service business and gaining the distribution and operational capabilities to deliver next-generation services enabled by our high-capacity ViaSat-1 Ka-band satellite system.

•	Provided funding for the WildBlue acquisition and improved our long-term capital structure by completing a $275 million senior notes offering, expanding our revolving line of credit to $275 million, and closing a public offering of 3.2 million shares of common stock, which netted $100.5 million.

•	Continued our lead in next-generation Ka-band broadband, for both gateway baseband infrastructure and the SurfBeam® 2 broadband network system with a number of key awards:
o	$46 million from Star Satellite Communications Company, a wholly owned subsidiary of Al Yah Satellite Communications Company PrJSC (Yahsat) to power YahClick (an advanced new high-speed Ka-band satellite Internet access service in the Middle East).

o	$21 million from Barrett Xplore Inc., Canada’s largest rural broadband provider, to be used with Canadian bandwidth capacity purchased on ViaSat-1.

o	$47 million from O3b Networks Limited, the developer of a new global, high-speed, low latency satellite-based Internet service for telecommunications operators and ISPs in emerging markets.
•	Surpassed 800,000 units shipped for Ka-band consumer broadband customer premises equipment.

•	Received a $9 million order from BAE Systems Australia to provide X-band and Ka-band satellite antenna systems for a joint effort between the Australian Defence Wide Area Network and U.S. military using bandwidth on the new Wideband Global Satcom (WGS) satellite constellation.

•	Received our first multi-year satellite services agreement to provide mobile broadband communications services to the U.S. military in Afghanistan, which includes on-site network operations, satellite bandwidth provisioning and other communication services.
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•	Reached critical MIDS Joint Tactical Radio System (JTRS) milestones, including certification by the National Security Agency (NSA) and approval from the Defense Acquisition Board (DAB) to advance the program to the Low Rate Initial Production (LRIP) phase, won our first production order for MIDS JTRS ($14 million), and delivered the first pre-qualification MIDS JTRS Production Transition Terminal (PTT).

•	Continued our success in Tactical Data Links with $28 million in delivery orders for our Multifunctional Information Distribution System Low Volume Terminal (MIDS-LVT).

•	Expanded our mobile satellite services network with partner KVH Industries, which now encircles the globe with Ku-band bandwidth coverage for maritime and airborne services.

•	Received $53 million in contracts from RascomStar-Qaf to deliver satellite systems for high-capacity infrastructure communications for pan-African telephony and data.

•	Signed contracts totaling approximately $15 million with L-3 Integrated Systems for airborne broadband terminals and services to support intelligence, surveillance, and reconnaissance (ISR) operations of the U.S. Air Force Liberty, a small, twin-turboprop manned ISR aircraft.

•	Entered the optical communications market with the introduction of a family of forward error correction (FEC) products for 100G optical transport.

•	Industry recognition:
o	Forbes 200 Best Small Companies

o	Space News Top 50 Space Companies

o	Defense News Top 100 Defense Contractors and Fast Track 50
Safe Harbor Statement
     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the WildBlue acquisition and related integration, operation and growth prospects, sustained growth for Ka-band satellite ground equipment, and our government, commercial and satellite opportunities. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: uncertainties associated with the performance, integration and costs associated with the WildBlue business; our ability to have manufactured or successfully launch ViaSat-1 or implement the related broadband satellite services on our anticipated timeline or at all; continued turmoil in global financial markets and economies; the availability and cost of credit; reliance on U.S. government contracts and our reliance on a small number of contracts which account for a significant percentage of our revenues; our ability to successfully develop, introduce and sell new
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technologies, products and enhancements; reduced demand for products as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the networking and communications industries generally; the effect of adverse regulatory changes on our ability to sell products; and our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.
Conference Call
ViaSat Inc. will host a conference call on Friday, May 14, 2010 at 11:00 a.m. Eastern Time to discuss the results for the fourth quarter and fiscal year 2010. The dial-in number is (877) 723-9520 in the U.S. and (719) 325-4934 internationally. A replay of the conference call will be available from 2:00 p.m. Eastern Time on Friday, May 14 through midnight Saturday, May 15 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 7797646. You can also access our conference call webcast and other material financial information discussed on the conference call (including any information required by Regulation G) on the Investor Relations section of ViaSat’s website at www.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to virtually any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies and products to the U.S. government; is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services; and owns WildBlue, the premier Ka-band satellite broadband service provider. ViaSat also offers design capabilities and a number of complementary products including monolithic microwave integrated circuits and modules, DVB-S2 satellite communication components, video data link systems, data acceleration and compression, and mobile satellite antenna systems. ViaSat is based in Carlsbad, CA and has major locations in Duluth, GA, Germantown, MD (Comsat Laboratories), and Greenwood Village, CO (WildBlue), along with additional field offices and service centers worldwide.
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Use of Non-GAAP Financial Information
     To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat, Inc. excludes the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release.
     Adjusted EBITDA represents net income (loss) attributable to ViaSat, Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock-based compensation expense and acquisition-related expenses. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments,
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•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

•	Adjusted EBITDA does not reflect the EBITDA calculation used for our senior notes and revolving line of credit debt covenant requirements,

•	Adjusted EBITDA does not reflect our provision for income taxes, which may vary significantly from period to period, and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. and Adjusted EBITDA” table contained in this release.
SurfBeam is a registered trademark of ViaSat.
Comsat Labs and Comsat Laboratories are trade names of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Twelve months ended
	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009
Revenues:
Product revenues	$146,185	$158,370	$584,074	$595,342
Service revenues	66,457	7,206	104,006	32,837

Total Revenues	212,642	165,576	688,080	628,179

Operating expenses:
Cost of product revenues	99,421	111,945	408,526	424,620
Cost of service revenues	42,245	5,779	66,830	22,204
Selling, general & administrative	42,636	25,638	132,895	98,624

Independent research and development	5,766	6,141	27,325	29,622
Amortization of intangible assets	4,726	1,805	9,494	8,822

Income from operations	17,848	14,268	43,010	44,287
Interest, net	(4,783)	(120)	(6,733)	954

Income before income taxes	13,065	14,148	36,277	45,241
Provision for income taxes	2,673	1,972	5,438	6,794

Net income	10,392	12,176	30,839	38,447
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(54)	60	(297)	116

Net income attributable to ViaSat, Inc.	$10,446	$12,116	$31,136	$38,331

Diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.27	$0.38	$0.89	$1.20

Diluted common equivalent shares	38,438	31,879	34,839	31,884

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$10,446	$12,116	$31,136	$38,331
Amortization of intangible assets	4,726	1,805	9,494	8,822
Acquisition related expenses	1,612	—	11,374	—
Stock-based compensation expense	3,800	2,256	12,212	9,837
Income tax effect	(4,010)	(1,538)	(10,180)	(7,047)

Non-GAAP net income attributable to ViaSat, Inc.	$16,574	$14,639	$54,036	$49,943

Non-GAAP diluted net income per share attrib. to ViaSat, Inc. common stockholders	$0.43	$0.46	$1.55	$1.57

Diluted common equivalent shares	38,438	31,879	34,839	31,884

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$10,446	$12,116	$31,136	$38,331
Provision for income taxes	2,673	1,972	5,438	6,794
Interest expense (income), net	4,783	120	6,733	(954)
Depreciation and amortization	24,703	6,723	46,955	28,610
Stock-based compensation expense	3,800	2,256	12,212	9,837
Acquisition related expenses	1,612	—	11,374	—

Adjusted EBITDA	$48,017	$23,187	$113,848	$82,618

Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	April 2, 2010	April 3, 2009
Assets

Current assets:
Cash and cash equivalents	$89,631	$63,491
Accounts receivable, net	176,351	164,106
Inventories	82,962	65,562
Deferred income taxes	17,346	26,724
Prepaid expenses and other current assets	28,857	18,941

Total current assets	395,147	338,824

Property, equipment and satellites, net	651,493	170,225
Other intangible assets, net	89,389	16,655
Goodwill	75,024	65,429
Other assets	82,499	31,809

Total assets	$1,293,552	$622,942

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	78,355	63,397
Accrued liabilities	102,251	72,037

Total current liabilities	180,606	135,434
Line of credit	60,000	—
Long-term debt	271,801	—
Other liabilities	24,395	24,718

Total liabilities	536,802	160,152
Total ViaSat, Inc. stockholders’ equity	753,005	458,748
Noncontrolling interest in subsidiary	3,745	4,042

Total stockholders’ equity	756,750	462,790

Total liabilities and stockholders’ equity	$1,293,552	$622,942